Exhibit 99.10

Employee Key messages

•	We have an exceptional team that has created a valuable pipeline for patients with autoimmune diseases.

•	We believe the deal is a testament to our innovation, science, people, and culture.

•

Merck, with its expertise in global drug development and the resources afforded to a large pharmaceutical company, is well-positioned to bring our pipeline of immunomodulators to the millions of patients living with autoimmune diseases.

•

Many details of the transaction are still being worked out with Merck, but for now, it’s business as usual at Pandion, and we will continue to operate as a separate, independent company until the closing of the acquisition.

Employee Q&A

1.	Why did we agree to sell Pandion?

a.

We have an exceptional team that has created a valuable pipeline for patients with autoimmune diseases, which caught the eye of multiple large pharmaceutical companies. PT101 is at a stage where Merck’s resources could significantly accelerate development in UC, lupus, and other indications, on a global scale. On balance, when taking into account the best interests of our company, shareholders and the patients we hope to one day serve with our medicines, we believe that Merck has expertise and resources available to bring our compounds through clinical development and to the millions of patients with autoimmune diseases at a scale that would be very challenging for us to accomplish on our own.

2.	Is there a chance that the acquisition doesn’t happen? When will we know for sure?

a.	The acquisition is subject to customary closing conditions, and we expect the deal to close in the first half of 2021.

3.	Is there anything that changes now?

a.

It is vital that we continue business as usual. We will continue to operate as a separate, independent company until the closing of the acquisition. Nothing should change to our commitment to move our programs forward so they can get to patients as quickly as possible.

4.	Will Merck be involved in any decision-making on the programs until the closing of the deal?

a.

By the terms of the agreement, we are to continue business as usual. Beyond that, any involvement of Merck in decision-making is something we are working out in real-time. We will keep everyone informed.

5.	When will Merck take control of Pandion?

a.	This will happen upon the closing of the deal, which we expect to happen in the first half of 2021.

6.	How is the integration process being managed?

a.	Until the transaction closes, it will be business as usual. Pandion will continue to operate as an independent company.

b.	Integration planning is a matter that will be addressed in the coming weeks and further details will be provided at a future point in time.

7.	What will happen with Pandion/our office and lab space?

a.	We’re still in the process of discussing the details with Merck and once we have information to share with you, we will.

8.	Will our senior management remain in place?

a.	We’re still in the process of discussing the details with Merck and once we have information to share with you, we will.

9.	Will we keep our jobs? When will we know for sure?

a.

We’re still in the process of finalizing the details with Merck and as soon as we have information to share with you, we will. I will note, throughout our discussions with Merck, their senior leadership has consistently praised the quality of our science and drug development, our innovative TALON approach, and the terrific team we’ve built.

10.	If we do lose our jobs, will we receive severance pay? How much notice will we have?

a.	Merck has agreed to include our employees in their severance program, which will provide severance benefits for those of us not asked to remain on board after closing. More details are forthcoming.
11.	What about those of us on a visa?

a.	Tony is actively working on this with our lawyers and will be in touch with anyone for whom this applies.

12.	What happens to my benefits?

a.	Benefits will continue unaffected during the pre-closing period. As we finalize details of the acquisition, we’ll provide more information.

13.	What happens to our options and restricted shares?

a.

All options and restricted shares, whether vested or unvested, will be cashed out in the transaction, meaning they will be cancelled in exchange for a cash payment based on the transaction price. More details are forthcoming.

14.	When will we have additional updates?

a.	We will provide substantive updates once we have them. Please reach out to the senior management team with any further questions.

15.	Can we still execute MSAs and SOWs?

a.	Before proceeding with any contractual arrangements, please discuss and clear them with senior management so that we remain in compliance with the acquisition agreement.

16.	Will Merck keep the Pandion name?

a.	We’re still in the process of discussing the details with Merck.

17.	Where do I go with questions?

a.	Senior management is available for any questions. If you have HR specific questions, you can address those to Tony.